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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements: (1) Form S-8 No. 333-56987, pertaining to the 1997 Long-Term Equity Incentive Plan and the Employee Stock Purchase Plan, (2) Form S-8 No. 333-42838, pertaining to the 1997 Long-Term Equity Incentive Plan, (3) Form S-8 No. 333-97075, pertaining to the 1997 Long-Term Equity Incentive Plan, and (4) Form S-3 No. 333-86578, pertaining to the shelf registration of $300,000,000 of debt or equity securities of Province Healthcare Company of our report dated February 10, 2004, with respect to the consolidated financial statements of Province Healthcare Company included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

                                            /s/ Ernst & Young LLP

Nashville, Tennessee
March 4, 2004